Exhibit 99.1

AUGUST 2026

GOLDMAN SACHS PRIVATE CREDIT

Goldman Sachs Private Credit Corp. Q2 2026 Fund Update

Dear GS Credit Shareholders,

We are writing to provide an update on Goldman Sachs Private Credit Corp. (“GS Credit” or “the Fund”) and the Private Credit business within Goldman Sachs Asset Management. As always, we want to begin with gratitude — the trust our shareholders continue to place in GS Credit, particularly during a period of heightened volatility across the non-traded BDC industry, is deeply appreciated and not taken for granted. It gives us the stability and flexibility to invest with discipline and patience. We are also proud of the strong alignment among our investors and the firm and its employees, whose meaningful co-investment alongside our shareholders ensures our interests are directly tied to the outcomes we deliver for you.

A Position of Strength

As one of the original scaled players in private credit with a 30-year track record, we bring to bear lessons learned across multiple market environments. We believe our results continue to reflect the disciplined underwriting culture and institutional rigor that have defined our platform since inception.

As discussed in the filed quarterly 10-Q, the Fund’s non-accrual rate stood at just 0.1% of amortized cost1 — slightly lower than last quarter and representative of only one portfolio company, which stands in contrast to the broader industry. Our PIK income as a percentage of total investment income remains relatively low at 3.6%, with only 0.2% of total income representing “Bad PIK” from amended or restructured situations after issuance1. We believe these metrics reflect the disciplined manner in which we have stewarded your capital.

Since inception, the Fund has generated a total annualized return of 9.4% for Class I shares.1 Amidst the volatility during the first half of 2026, our year-to-date total return for Class I shares remained resilient at 2.8% through June, compared with the peer group2 ranging from -1.6% to 2.1%.1 We believe these results reflect the value of disciplined underwriting, selective deployment, diversified capital sources, and the power of the Goldman Sachs ecosystem.3

We believe shareholder support has remained strong. The Fund has raised approximately $10.3 billion since launch, including more than $1.3 billion in the first half of 2026. While our year-to-date monthly average in 2026 declined by 31% from the average during the second half of 2025, this change remains subdued relative to our peers2, who saw declines of approximately 50% to over 70% during the same period. Furthermore, the Fund’s repurchase requests have so far remained below the 5% quarterly cap and have, to date, been fulfilled in full. We believe these results reflect continued shareholder support, the

[1]	Source: SEC Filings with information as of June 30, 2026
[2]

Peer Group refers to the Top 5 Non-Traded BDC Managers by sales volume from “The Stanger Market Pulse — December 2025 edition.” Peer data sourced from SEC.gov filings and publicly available shareholder communications as of June 2026. This includes all relevant funds for Blackstone, Blue Owl, Apollo, Ares and HPS that are listed in the report

[3]	Past performance does not predict or guarantee future returns, which may vary.

GOLDMAN SACHS PRIVATE CREDIT	1

August 2026

benefits of a diversified capital base, and the Fund’s ability to remain patient and selective in deployment. Another factor we believe has contributed to our relatively lower amount of shareholder repurchase requests is our long-standing commitment to transparency around liquidity — including our deliberate decision to use the term “evergreen” rather than “semi-liquid,” since the actual liquidity provisions in these vehicles are more nuanced than the term “semi-liquid” connotes. By setting clear expectations with our shareholders about the illiquid nature of private assets and the mechanics of our repurchase program from the outset, we believe our investors may remain invested through periods of volatility. We are encouraged by media reports that others in the industry have begun to move away from the term “semi-liquid” as well, which we believe will be a positive development for the whole industry.

The Power of the Goldman Sachs Ecosystem

Beyond these results, the Fund benefits from the full breadth of the Goldman Sachs Private Credit platform, which includes over 275 investment professionals globally and more than $180 billion in assets managed4 across Investment Grade Private Credit, Asset Finance, Infrastructure Credit, Senior Direct Lending, Mezzanine Debt, and Hybrid Capital. It also benefits from the broader Goldman Sachs ecosystem, including relationships across more than 3,000 investment bankers in the firm’s leading global M&A franchise5, as well as insights from its technology, engineering, markets, and growth equity teams. Together, these resources drive what we believe is differentiated origination, deeper diligence, disciplined underwriting, and active portfolio management — enabling us to focus on investing rather than deploying.

This discipline is further reinforced by our embedded workout and restructuring capabilities within the broader investment group, with original deal captains remaining closely engaged alongside restructuring professionals in more complex situations. We believe this structure helps preserve institutional knowledge, maintain continuity and accountability, and support proactive engagement with sponsors, management teams, and co-lenders in an effort to maximize recoveries and preserve value when companies underperform.

The Opportunity Ahead

We believe we are entering a period of meaningful dispersion among private credit managers, an environment that we believe may increasingly reward those with long-term track records, disciplined underwriting cultures, and differentiated sourcing capabilities. As some managers face capital constraints or shift focus toward managing existing exposures, we believe well-capitalized platforms with diversified funding sources and a differentiated origination capability will be better positioned to capture the attractive opportunities this cycle may create. We remain confident that our shareholders — the overwhelming majority of whom are choosing to remain invested — will be among the beneficiaries as the opportunity set improves.

A Note of Thanks to David Miller

Finally, we wish to thank David Miller, who as disclosed at the end of last week will step down as Co-Chief Executive Officer of the Goldman Sachs BDC complex effective December 31, 2026. We are pleased that he is now Chairman of the GSAM Private Credit Direct Lending Group in the Americas and will continue to serve as a voting member of the Private Credit Investment Committee, ensuring we continue to benefit from his years of experience and insight. Consistent with Goldman Sachs’ focus on leadership continuity, we are executing a thoughtful and seamless leadership transition that reflects the depth of talent across the business. Vivek Bantwal, currently global co-head of Private Credit, will become sole Chief Executive Officer of the

[4]	Source: Goldman Sachs Asset Management as of June 30, 2026
[5]	Dealogic. Cumulative announced M&A deal volume and associated market share. 2024-2025.

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August 2026

Goldman Sachs BDC complex, effective December 31, 2026. In connection with the transition, Justin Betzen, a managing director and senior underwriter in the Private Credit business, became Co-President and Co-Chief Operating Officer of the BDC complex alongside Tucker Greene, effective August 3, 2026. Collectively, Justin and Tucker have 48 years of experience in the industry and 41 years at Goldman Sachs. Further, our Head of Underwriting and Portfolio Management, Greg Watts, and Head of Originations, Steven Budig, will be elevated to co-heads of Americas Direct Lending within GSAM. Collectively, Greg and Steven have over 45 years of experience in the industry and 33 years at Goldman Sachs. Each of the leaders stepping into expanded roles has extensive experience within the strategy, investment process, portfolio, and client relationships — ensuring GS Credit will continue to execute with the same discipline and institutional framework that have supported the Fund since inception.

We appreciate the trust our shareholders have placed in GS Credit and remain confident in the Fund’s ability to navigate this transition and the broader market environment. We remain committed to delivering on the Fund’s investment objectives and continuing to serve shareholders with the same rigor, discipline, and long-term perspective that have defined the platform.

Should you have any questions, please do not hesitate to contact us.

Sincerely,

Goldman Sachs Private Credit Corp.

CONFIDENTIALITY

No part of this material may, without Goldman Sachs Asset Management’s prior written consent, be (i) copied, photocopied or duplicated in any form, by any means, or (ii) distributed to any person that is not an employee, officer, director, or authorized agent of the recipient. This letter is neither a solicitation of an offer to purchase nor an offer to sell any securities. Past performance does not predict or guarantee future returns, which may vary. Risks related to the Fund are set forth in “Risk Factors” in its most recent annual report on Form 10-K and subsequent filings with the SEC.

© 2026 Goldman Sachs. All rights reserved.

Date of first use: August 10, 2026.

GOLDMAN SACHS PRIVATE CREDIT	GOLDMAN SACHS ALTERNATIVES	3